Execution Version

Exhibit 2.1

AMENDMENT TO EQUITY PURCHASE AGREEMENT

This AMENDMENT (this “Amendment”), dated as of October 9, 2025, to the EQUITY PURCHASE AGREEMENT, dated as of June 27, 2025 (the “Purchase Agreement”), by and among Semilab USA LLC, a Florida limited liability company (the “Company”), Semilab International Zrt., a Hungarian private company limited by shares (“Seller”), Semilab Zrt., a Hungarian private company limited by shares (“Semilab Hungary”, and together with Seller, the “Seller Parties”) and Onto Innovation Inc., a Delaware corporation (“Buyer”). Capitalized or other terms used and not defined herein but defined in the Purchase Agreement shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, each of the Seller Parties and Buyer desires to amend the Purchase Agreement, Disclosure Schedules, and certain other Transaction Documents to remove the Fourier-Transform infrared spectroscopy reflectometry systems (EIR) product line (the “EIR Product Line”) by removing any purchase orders, accounts receivable, accounts payable, inventory, Contracts, Intellectual Property, or any other assets or liabilities exclusively related to the EIR Product Line (collectively, the “EIR Assets and Liabilities”) from the scope of the transactions contemplated by the Purchase Agreement.

WHEREAS, the Seller Parties and Buyer may amend the Purchase Agreement pursuant to Section 8.9 thereof, which provides that the Purchase Agreement may be amended by a written mutual agreement executed and delivered by Buyer and the Seller Parties.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.
Acknowledgement. The Seller Parties and Buyer acknowledge and agree that notwithstanding anything in the Purchase Agreement (including any Exhibits or Schedules thereto), Transaction Documents, or Disclosure Schedules (including any Annexes thereto) to the contrary, (i) the EIR Product Line and the EIR Assets and Liabilities are excluded from the scope of the transactions contemplated by the Purchase Agreement and shall not be acquired or assumed by Buyer or the Company, and all such assets and liabilities shall be retained by the Seller Parties and their Affiliates; and (ii) the Disclosure Schedules (including any Annexes thereto) and Interim Financial Statements were prepared prior to the removal of the EIR Product Line and the EIR Assets and Liabilities from the scope of the transactions contemplated by the Purchase Agreement, and that any disclosures exclusively relating to the EIR Product Line and the EIR Assets and Liabilities included in the Disclosure Schedules (including any Annexes thereto) are for informational purposes only.
2.
Seller Party Covenants. Seller and Semilab Hungary shall not sell, assign, transfer or convey any EIR Assets and Liabilities to the Company or Buyer and shall cause the Company, in accordance with the terms, conditions, and requirements of Schedule II to the Purchase Agreement, to transfer to Seller, Semilab Hungary or their Affiliates (other than the Company) all EIR Assets and Liabilities owned by the Company prior to the Closing. Prior to the Closing, Seller, Semilab Hungary, and the Company shall terminate any Contract previously entered into, but not consummated, that provides for the sale, assignment, transfer, or conveyance of any EIR Assets and Liabilities from Seller Parties or their Affiliates to the Company.
3.
Amendments. The parties hereto agree to the following amendments to the Purchase Agreement:
(a)
The following defined terms in Section 1.1 of the Purchase Agreement shall be amended and restated in their entirety as follows:

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““Base Cash Purchase Price” means $432,310,000.”

““Business” means the business of manufacturing, marketing, developing, testing and selling the following noncontact metrology product lines for the semiconductor industry conducted by the Seller Parties and their respective Affiliates: (i) surface voltage metrology systems for film analysis and substrate testing (FAaST), (ii) corona noncontact capacitance voltage (CnCV), and (iii) model-based infrared reflectometry systems which may include the spectroscopic ellipsometry systems (MBIR and SEIR).”

““Company Intellectual Property” means all Intellectual Property owned or purported to be owned by or licensed to the Company or otherwise used in the Business, which, for the avoidance of doubt, shall not include any Intellectual Property exclusively associated with the Fourier-Transform infrared spectroscopy reflectometry systems (EIR) product line.”

““Stock Consideration” means 641,771 shares of Buyer Common Stock, subject to adjustment as provided in Section 2.8.”

““Target Working Capital Amount” means $32,054,875.”

(b)
The penultimate sentence of Section 4.13(a) of the Purchase Agreement shall be amended and restated in its entirety as follows:

“Each party hereto agrees to use reasonable best efforts to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by the Transaction Documents on or before October 10, 2025, and to supply as promptly as practicable to the appropriate Governmental Entity any additional information and documentary material that may be requested pursuant to the HSR Act, including using reasonable best efforts to substantially comply with any Request for Additional Information and Documentary Materials in sufficient time to allow for the consummation of the Transaction in advance of the Outside Date.”

(c)
Schedule I (Accounting Principles, Schedule I-A (Closing Working Capital Example), and Schedule II (Pre-Closing Reorganization) shall be amended and restated in their entirety by replacing such schedules with Schedule I, Schedule I-A and Schedule II attached hereto, respectively.
(d)
Exhibit A (Form of Restrictive Covenant Agreement), Exhibit B (Form of Transition Services Agreement), and Exhibit F (Form of Manufacturing Agreement) shall be amended and restated in their entirety by replacing such exhibits with Exhibit A, Exhibit B, and Exhibit F attached hereto, respectively.
(e)
Part 3.2(c) of the Disclosure Schedule, Part 4.11 of the Disclosure Schedule, and Part 5.2(g) of the Disclosure Schedule shall be amended and restated in its entirety by replacing such schedule with Part 3.2(c) of the Disclosure Schedule, Part 4.11 of the Disclosure Schedule, and Part 5.2(g) of the Disclosure Schedule attached hereto.
4.
Effect of Amendment. Except as specifically provided herein, all of the terms, conditions, obligations, covenants and agreements of the Purchase Agreement shall continue in full force and effect in accordance with their respective terms after the execution of this Amendment. From and after the date hereof, any reference to the Purchase Agreement shall be deemed a reference to the Purchase Agreement as amended hereby. Notwithstanding the foregoing, references to the date of the Purchase Agreement and

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references in the Purchase Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to June 27, 2025.
5.
Miscellaneous. The provisions of Sections 8.1, 8.2, 8.3, 8.4, 8.8, 8.9, 8.11, 8.12 and 8.13 of the Purchase Agreement are incorporated by reference into this Amendment and shall apply mutatis mutandis to this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed the day and year first above written

COMPANY
SEMILAB USA LLC, a Florida limited liability company
By:	_/s/ Andrew D. Findlay_______________ Name: Andrew D. Findlay Title: President

SELLER
SEMILAB INTERNATIONAL ZRT., a Hungarian private company limited by shares
By:	_/s/ Tibor Pavelka_______________ Name: Tibor Pavelka Title: President & CEO

SEMILAB HUNGARY
SEMILAB ZRT., a Hungarian private company limited by shares By: _/s/ Tibor Pavelka________________ Name: Tibor Pavelka Title: President & CEO
By:

Signature Page to Amendment to Equity Purchase Agreement

BUYER
ONTO INNOVATION INC., a Delaware corporation
By:	_/s/ Michael Plisinski_______________ Name: Michael Plisinski Title: Chief Executive Officer

Signature Page to Amendment to Equity Purchase Agreement

Schedule I

Accounting Principles

Intentionally omitted.

Schedule I-A

Closing Working Capital Example

Intentionally omitted.

Schedule II

Pre-Closing Reorganization

Intentionally omitted.

Exhibit A

Form of Restrictive Covenants Agreement

Intentionally omitted.

Exhibit B

Form of Transition Services Agreement

Intentionally omitted.

Exhibit F

Form of Manufacturing Agreement

Intentionally omitted.